Exhibit 3.8

Amendment to the Articles of Association in the Dutch and English language of: Red Back Mining B.V. 24 March 2015 Loyens & Loeff N.V. Blaak 31, 3011 GA Rotterdam Postbus 2888, 3000 CW Rotterdam Tel.: 010 2246 224 Fax: 010 412 58 39 www.loyensloeff.com

LOYENSLLOEFF 1111 18100873 GvE/HV/5146325 40056067 STATUTENWIJZIGING (Red Back Mining B.V.) Op vierentwintig maart tweeduizend vijftien is voor mij, mr. Gerard Cornelis van Eck, - notaris met plaats van vestiging Rotterdam, verschenen:  mr. Helene Barbara Maria Verhoeven, geboren te Tilburg op vijftien augustus  negentienhonderd vijfenzeventig, met kantooradres Blaak 31, 3011 GA Rotterdam. De comparant heeft het volgende verklaard:  de algemene vergadering van Red Back Mining B.V., een besloten vennootschap met beperkte aansprakelijkheid, statutair gevestigd te Amsterdam en met adres: Zuid Hollandlaan 7, 2596 AL 's-Gravenhage, ingeschreven in het handelsregister onder nummer 34107768 (vennootschap), heeft op twaalf maart tweeduizend vijftien - besloten de statuten van de vennootschap te wijzigen en geheel opnieuw vast te - stellen, alsmede om de comparant te machtigen deze akte te doen passeren. Van deze besluitvorming blijkt uit een aandeelhoudersbesluit dat in kopie aan deze akte is - gehecht (Bijlaqe).  De statuten van de vennootschap zijn laatstelijk gewijzigd bij akte op zevenentwintig september tweeduizend zeven verleden voor mr. Pieter Gerard van Druten, notaris te Amsterdam, terzake waarvan een ministeriele verklaring van geen bezwaar werd - verleend op eenentwintig september tweeduizend zeven, onder nummer B.V. 1003768. Ter uitvoering van voormeld besluit tot statutenwijziging worden de statuten van de vennootschap hierbij gewijzigd en geheel opnieuw vastgesteld als volgt.  STATUTEN:1. 1.1 Begripsbepalingen In deze statuten wordt verstaan onder:  aandeel: een aandeel in het kapitaal van de vennootschap;  aandeelhouder: een houder van een of meer aandelen;  algemene vergadering: het vennootschapsorgaan bestaande uit  stemgerechtigde aandeelhouders, en vruchtgebruikers en pandhouders aan - wie het stemrecht op aandelen toekomt, dan wei een bijeenkomst van vergadergerechtigden (al naar gelang het geval);  belet: belet als bedoeld in artikel 2:244 lid 4 van het Burgerlijk Wetboek,  waaronder begrepen de situatie dat de betreffende persoon schriftelijk heeft aangegeven dat sprake is van belet gedurende een bepaalde periode;  directie: het bestuur van de vennootschap;  gegadigden: heeft de betekenis zeals daaraan toegekend in artikel 9.4;  schriftelijk: bij brief, telefax, e-mail, of door een op andere wijze langs

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elektronische weg toegezonden leesbaar en reproduceerbaar bericht, mits de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld;

vennootschapsorgaan: de directie of de algemene vergadering;

vergadergerechtigde: een aandeelhouder en een vruchtgebruiker of pandhouder aan wie het stemrecht op één of meer aandelen en/of vergaderrecht toekomt;

vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daar het woord te voeren, en de overige rechten die de wet toekent aan houders van certificaten van aandelen waaraan vergaderrecht is verbonden;

verzoeker: heeft de betekenis zoals daaraan toegekend in artikel 9.2.

1.2 Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.

2. Naam en zetel

2.1 De naam van de vennootschap is:

Red Back Mining B.V.

2.2 De vennootschap is gevestigd te Amsterdam.

3. Doel

De vennootschap heeft ten doel:

(a) het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen;

(b) het financieren van ondernemingen en vennootschappen;

(c) het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

(d) het verstrekken van adviezen en het verlenen van diensten aan ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en aan derden;

(e) het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap voor verplichtingen van de vennootschap, groepsmaatschappijen en/of derden;

(f) het verkrijgen, beheren, exploiteren en vervreemden van registergoederen en van vermogenswaarden in het algemeen;

(g) het verhandelen van valuta, effecten en vermogenswaarden in het algemeen;

(h) het exploiteren en verhandelen van patenten, merkrechten, vergunningen, know how en andere intellectuele en industriële eigendomsrechten;

(i) het verrichten van alle soorten industriële, financiële en commerciële activiteiten,

en al hetgeen met vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

4. Kapitaal

4.1 Het nominale bedrag van elk van de aandelen bedraagt één euro (EUR 1).

4.2 Alle aandelen luiden op naam. Aandeelbewijzen worden niet uitgegeven.

5. Register

De directie houdt een register, waarin worden opgenomen de namen en adressen

LOYENSfLOEFF 3111 18100873 van aile aandeelhouders, pandhouders en vruchtgebruikers aan wie vergaderrecht is - toegekend.6. 6.1 Uitgifte aandelen Uitgifte van aandelen geschiedt krachtens besluit van de algemene  vergadering. De algemene vergadering kan haar bevoegdheid hiertoe  overdragen aan de directie en kan deze overdracht herroepen. Bij het besluit tot uitgifte van aandelen worden de uitgifteprijs en de verdere - voorwaarden van uitgifte bepaald. ledere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijke nominale bedrag van zijn aandelen,  behoudens de wettelijke beperkingen en het bepaalde in artikel 6.4. Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of- uitgesloten bij besluit van het tot uitgifte bevoegde vennootschapsorgaan. Het hiervoor in dit artikel 6 bepaalde is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing - op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent. Voor uitgifte van een aandeel is voorts vereist een daartoe bestemde ten- overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn. Bij uitgifte van elk aandeel moet daarop het gehele nominale bedrag worden gestort.Eigen aandelen en kapitaalvermindering Verkrijging van volgestorte eigen aandelen of certificaten geschiedt krachtens besluit van de directie, waarbij voor een besluit tot verkrijging anders dan om - niet goedkeuring van de algemene vergadering is vereist. De algemene vergadering kan besluiten tot vermindering van het geplaatste kapitaal van de vennootschap. Levering aandelen Voor de levering van een aandeel is vereist een daartoe bestemde ten  overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn. Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan een aandeel verbonden rechten eerst worden uitgeoefend- nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend, overeenkomstig hetgeen in de wet is bepaald. Blokkeringsregeling (goedkeuring algemene vergadering) Een overdracht van een of meer aandelen kan slechts plaatsvinden met inachtneming van hetgeen hierna in dit artikel 9 is bepaald, tenzij (i) aile aandeelhouders schriftelijk goedkeuring voor de voorgenomen overdracht  hebben verleend, welke goedkeuring alsdan voor een periode van drie  maanden geldig is, of (ii) de desbetreffende aandeelhouder krachtens de wet - tot overdracht van zijn aandelen aan een eerdere aandeelhouder verplicht is. - Een aandeelhouder die een of meer aandelen wenst over te dragen  (verzoeker) behoeft daarvoor de goedkeuring van de algemene vergadering. - 6.2 6.3 6.4 6.5 6.6 6.7 7. 7.1 7.2 8. 8.1 8.2 9. 9.1 9.2

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Het verzoek om goedkeuring wordt gedaan door middel van een kennisgeving – gericht aan de directie, onder opgave van het aantal aandelen dat de verzoeker wenst over te dragen en de persoon of personen aan wie hij die aandelen wenst over te dragen. De directie is verplicht om ter behandeling van het verzoek tot goedkeuring een algemene vergadering bijeen te roepen en te doen houden binnen zes weken na ontvangst van het verzoek. Bij de oproeping tot de vergadering wordt de inhoud van het verzoek vermeld. ——

9.3 Indien de algemene vergadering de gevraagde goedkeuring verleent, mag de verzoeker tot drie maanden nadien de desbetreffende aandelen, en niet slechts een deel daarvan, vrijelijk overdragen aan de persoon of personen die daartoe in het verzoek om goedkeuring waren genoemd. ——

9.4 Indien: ——

(a) door de algemene vergadering omtrent het verzoek tot goedkeuring geen besluit is genomen binnen zes weken nadat het verzoek door de directie is ontvangen; of ——

(b) de gevraagde goedkeuring is geweigerd zonder dat de algemene vergadering gelijktijdig met de weigering aan de verzoeker opgave doet van één of meer personen die bereid zijn al de aandelen waarop het verzoek tot goedkeuring betrekking heeft tegen contante betaling te kopen (**gegadigden**), ——

wordt de gevraagde goedkeuring geacht te zijn verleend en wel, in het onder (a) bedoelde geval, op de laatste dag van de daarin genoemde termijn van zes weken. ——

9.5 De aandelen waarop het verzoek tot goedkeuring betrekking heeft, kunnen door de gegadigden worden gekocht tegen een prijs, die wordt vastgesteld door de verzoeker en de gegadigden in onderling overleg of door één of meer door hen gezamenlijk aan te wijzen deskundigen. Indien zij over de prijs of de deskundige(n) geen overeenstemming bereiken, wordt de prijs vastgesteld door drie onafhankelijke deskundigen, van wie één aan te wijzen door de verzoeker, één door de gegadigde(n) en de derde door de aldus benoemde deskundigen tezamen. De aangewezen deskundigen zijn gerechtigd tot inzage van alle boeken en bescheiden van de vennootschap en tot het verkrijgen van alle inlichtingen waarvan kennisneming voor hun prijsvaststelling dienstig is. ——

9.6 Binnen één maand na vaststelling van de prijs dienen de gegadigden aan de directie op te geven hoeveel van de aandelen waarop het verzoek betrekking heeft zij wensen te kopen; een gegadigde van wie deze opgave niet binnen genoemde termijn is ontvangen, wordt niet langer als gegadigde aangemerkt. – Na de opgave als bedoeld in de vorige volzin kan een gegadigde zich slechts terugtrekken met goedkeuring van de andere gegadigden. ——

9.7 De verzoeker is bevoegd zich terug te trekken tot een maand na de dag waarop hem bekend wordt aan welke gegadigde of gegadigden hij al de aandelen waarop het verzoek tot goedkeuring betrekking had, kan verkopen en tegen welke prijs. De verzoeker is verplicht binnen twee weken na afloop van die termijn mee te werken aan de levering van de aandelen. Indien de verzoeker zich niet tijdig terugtrekt, en zijn verplichting tot overdracht niet ——

5111 18100873 LOYENSL LOEFF binnen de gestelde termijn nakomt, is de vennootschap onherroepelijk  gemachtigd die aandelen aan de gegadigde of gegadigden te leveren. lndien - de directie daartoe overgaat, geeft zij daarvan onverwijld kennis aan de desbetreffende aandeelhouder. lndien de vennootschap de levering tot stand brengt, is de vennootschap namens de rechthebbende bevoegd tot inning van - de koopprijs, onder de verplichting deze zo spoedig mogelijk doch uiterlijk tien - (10) werkdagen na ontvangst van het door de rechthebbende opgegeven - rekeningnummer aan de rechthebbende door te betalen, na aftrek van de voor diens rekening komende kosten. Aile kennisgevingen en opgaven als bedoeld in dit artikel 9 dienen te worden - gedaan bij aangetekende brief of tegen ontvangstbewijs. De oproeping tot de algemene vergadering geschiedt overeenkomstig hetgeen in deze statuten is bepaald. Aile kosten die zijn verbonden aan de benoeming van deskundigen en hun - prijsvaststelling komen ten laste van: 9.8 9.9 (a) (b) de verzoeker, indien deze zich terugtrekt; de verzoeker voor de helft en de kopers voor de andere helft, indien de aandelen door gegadigden zijn gekocht, met dien verstande dat iedere - koper in de kosten bijdraagt in verhouding tot het aantal door hem  gekochte aandelen; de vennootschap in niet onder (a) of (b) genoemde gevallen. (c) 9.10 De voorgaande !eden van dit artikel 9 zijn van overeenkomstige toepassing ten aanzien van rechten tot het nemen van aandelen en voorkeursrechten. Pandrecht en vruchtgebruik Het bepaalde in artikel 8 is van overeenkomstige toepassing op de vestiging - van een pandrecht op aandelen en op de vestiging of levering van een  vruchtgebruik op aandelen. Het stemrecht op een aandeel kan aan de vruchtgebruiker of pandhouder worden toegekend met goedkeuring van de algemene vergadering en voorts met inachtneming van hetgeen in de wet is bepaald. De pandhouder of vruchtgebruiker met stemrecht heeft tevens vergaderrecht. - Vergaderrecht kan aan de vruchtgebruiker of pandhouder zonder stemrecht worden toegekend met goedkeuring van de algemene vergadering en voorts met inachtneming van hetgeen in de wet is bepaald. Directeuren De directie bestaat uit een of meer directeuren. Zowel natuurlijke personen als rechtspersonen kunnen directeur zijn. Directeuren worden benoemd door de algemene vergadering. ledere directeur kan te allen tijde door de algemene vergadering worden  geschorst en ontslagen. De bevoegdheid tot vaststelling van een bezoldiging en verdere  arbeidsvoorwaarden voor directeuren komt toe aan de algemene vergadering. - Taak en besluitvorming directie De directie is belast met het besturen van de vennootschap. Bij de vervulling - van hun taak richten de directeuren zich naar het belang van de vennootschap-10. 10.1 10.2 10.3 11. 11.1 11.2 11.3 11.4 12. 12.1

6111 18100873 LOYENSLlOEFF en de met haar verbonden onderneming. Aile besluiten van de directie worden genomen met algemene stemmen in een - vergadering waarin ten minste de meerderheid van de directeuren aanwezig of vertegenwoordigd is. In de directie heeft iedere directeur ten minste een stem. Besluiten van de directie kunnen ook buiten vergadering worden genomen, - schriftelijk of op andere wijze, mits het desbetreffende voorstel aan aile infunctie zijnde directeuren is voorgelegd en geen van hen zich tegen deze wijze van besluitvorming verzet. De directie kan nadere regels vaststellen omtrent de besluitvorming en  werkwijze van de directie. In dat kader kan de directie onder meer bepalen met. welke taak iedere directeur meer in het bijzonder zal zijn belast. De algemene vergadering kan bepalen dat deze regels en taakverdeling schriftelijk moeten worden vastgelegd en deze regels en taakverdeling aan haar goedkeuring - onderwerpen.Een directeur neemt niet deel aan de beraadslaging en besluitvorming, indien - hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming. - De vorige volzin vindt geen toepassing wanneer ten aanzien van aile directeuren sprake is van een dergelijk persoonlijk belang. In dat geval behoudt de directie haar bevoegdheid, onverminderd het bepaalde in artikel 13.2. Goedkeuring directiebesluiten De algemene vergadering is bevoegd besluiten van de directie aan haar  goedkeuring te onderwerpen. Deze besluiten dienen duidelijk te worden  omschreven en schriftelijk aan de directie te worden meegedeeld. Een besluit van de directie tot het verrichten van een rechtshandeling ten - aanzien waarvan een of meer van de directeuren een direct of indirect persoonlijk belang hebben dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming, is onderworpen aan de goedkeuring van de algemene vergadering. De directie kan de rechtshandelingen als bedoeld in artikel 2:204 van het - Burgerlijk Wetboek verrichten zonder voorafgaande goedkeuring van de algemene vergadering. Het ontbreken van goedkeuring van de algemene vergadering op een besluit als bedoeld in dit artikel 13 tast de vertegenwoordigingsbevoegdheid van de - directie of directeuren niet aan. Vertegenwoordiging De directie is bevoegd de vennootschap te vertegenwoordigen. lndien twee of meer directeuren in functie zijn, komt de bevoegdheid tot vertegenwoordiging - mede toe aan twee directeuren tezamen. De directie kan functionarissen met algemene of beperkte  vertegenwoordigingsbevoegdheid aanstellen. Ieder van hen vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid - gesteld. De titulatuur van deze functionarissen wordt door de directie bepaald. - Deze functionarissen kunnen worden ingeschreven in het Handelsregister, met. 12.2 12.3 12.4 12.5 12.6 13. 13.1 13.2 13.3 13.4 14. 14.1 14.2

7111 18100873 LOYENSLLOEFF · vermelding van de omvang van hun vertegenwoordigingsbevoegdheid. Ontstentenis of belet directeur  15. In geval van ontstentenis of belet van een directeur zijn de overblijvende directeuren - tijdelijk met het bestuur van de vennootschap belast, mits ten aanzien van ten minste twee directeuren geen ontstentenis of belet bestaat. In geval van ontstentenis of belet van aile directeuren, aile directeuren behoudens een, of de enige directeur, is de- persoon die daartoe door de algemene vergadering wordt benoemd, tijdelijk met het besturen van de vennootschap belast. 16. 16.1 16.2 Boekjaar en jaarrekening Het boekjaar van de vennootschap valt samen met het kalenderjaar. Jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden, maakt de directie een - jaarrekening op en legt deze voor de aandeelhouders ter inzage ten kantore vandevennootschap.Binnen deze termijn legt de directie ook het jaarverslag ter inzage voor de- aandeelhouders, tenzij artikel 2:396 lid 7 of artikel 2:403 van het Burgerlijk - Wetboek voor de vennootschap geldt. De jaarrekening bestaat uit een balans, een winst-en verliesrekening en een - toelichting. De jaarrekening wordt ondertekend door de directeuren. Ontbreekt de ondertekening van een of meer van hen, dan wordt daarvan onder opgave van - reden melding gemaakt. De vennootschap kan, en indien daartoe wettelijk verplicht, zal, aan een accountant opdracht verlenen tot onderzoek van de jaarrekening. Tot het - verlenen van de opdracht is de algemene vergadering bevoegd. De algemene vergadering stelt de jaarrekening vast. Ondertekening van de jaarrekening door de directeuren geldt niet tevens als vaststelling door de- algemene vergadering, ook niet indien aile aandeelhouders tevens directeur zijn. De algemene vergadering kan volledige of beperkte decharge verlenen aan de - directeuren voor het gevoerde bestuur. Winst en uitkeringen De algemene vergadering is bevoegd tot bestemming van de winst die door vaststelling van de jaarrekening is bepaald. lndien de algemene vergadering niet voorafgaand aan of uiterlijk direct na het besluit tot vaststelling van de- jaarrekening een besluit neemt tot bestemming van de winst, zal de winst - worden gereserveerd. De algemene vergadering is bevoegd tot vaststelling van uitkeringen. lndien de vennootschap reserves krachtens de wet moet aanhouden, geldt deze  bevoegdheid uitsluitend voorzover het eigen vermogen groter is dan die reserves. Een besluit van de algemene vergadering dat strekt tot uitkering heeft geen gevolgen zolang de directie geen goedkeuring heeft verleend. De directie mag deze goedkeuring slechts weigeren indien zij weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen blijven 16.3 16.4 16.5 16.6 16.7 16.8 17. 17.1 17.2

LOYENSLLOEFF 8111 18100873 voortgaan met het betalen van haar opeisbare schulden. Algemene vergadering Tijdens ieder boekjaar wordt ten minste een algemene vergadering, de jaarvergadering, gehouden of wordt ten minste eenmaal overeenkomstig artikel 24 besloten. Andere algemene vergaderingen worden gehouden zo dikwijls de directie dat-nodig acht. Een of meer vergadergerechtigden die aileen of gezamenlijk ten minste een honderdste gedeelte van het geplaatste kapitaal van de vennootschap  vertegenwoordigen, kunnen aan de directie schriftelijk en onder nauwkeurige opgave van de te behandelen onderwerpen het verzoek richten een algemene - vergadering bijeen te roepen. lndien de directie niet de nodige maatregelen - heeft getroffen opdat de vergadering binnen vier weken na ontvangst van het verzoek kan worden gehouden, zijn de verzoekers zelf tot bijeenroeping  bevoegd.Oproeping en plaats Algemene vergaderingen worden bijeengeroepen door de directie. Voorts - kunnen algemene vergaderingen bijeengeroepen worden door personen met stemrechten op aandelen, tezamen vertegenwoordigende ten minste de helft van het geplaatste kapitaal van de vennootschap. De oproeping geschiedt niet later dan op de achtste dag voor die van de vergadering. Bij de oproeping worden de te behandelen onderwerpen vermeld. Een onderwerp, waarvan de behandeling niet later dan dertig dagen v66r de dag van de vergadering schriftelijk is verzocht door een of meer  vergadergerechtigden die aileen of gezamenlijk ten minste een honderdste - gedeelte van het geplaatste kapitaal van de vennootschap vertegenwoordigen, wordt opgenomen in de oproeping of op dezelfde wijze als de overige  onderwerpen aangekondigd, mits geen zwaarwichtig belang van de vennootschap zich daartegen verzet. De oproeping geschiedt door middel van oproepingsbrieven gericht aan de- adressen van de vergadergerechtigden, zoals deze zijn vermeld in het register bedoeld in artikel 5. Een vergadergerechtigde kan tevens worden opgeroepen - tot de vergadering door een langs elektronische weg toegezonden leesbaar en - reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de- vennootschap bekend is gemaakt. Algemene vergaderingen worden gehouden in de gemeente waar de vennootschap volgens deze statuten gevestigd is. Algemene vergaderingen kunnen ook elders worden gehouden, mits aile vergadergerechtigden hebben - ingestemd met de plaats van de vergadering en de directeuren voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.-Toegang en vergaderrecht ledere vergadergerechtigde is bevoegd de algemene vergaderingen bij te - wonen, daarin het woord te voeren en, voor zover hem het stemrecht toekomt, - het stemrecht uit te oefenen. Vergadergerechtigden kunnen zich ter 18. 18.1 18.2 18.3 19. 19.1 19.2 19.3 19.4 19.5 19.6 20. 20.1

LOYENS[LOEFF 9111 18100873 2 - vergadering doen vertegenwoordigen door een schriftelijk gevolmachtigde. ledere vergadergerechtigde of zijn vertegenwoordiger die ter vergadering - aanwezig is, moet de presentielijst tekenen. De voorzitter van de vergadering - kan bepalen dat de presentielijst oak moet worden getekend door andere - personen die ter vergadering aanwezig zijn. De directeuren hebben als zodanig in de algemene vergaderingen een  raadgevendestem.Omtrent toelating van andere personen tot de vergadering beslist de voorzitter van de vergadering. Voorzitter en notulist De voorzitter van een algemene vergadering wordt aangewezen door deter vergadering aanwezige stemgerechtigden, met meer dan de helft van de uitgebrachte stemmen. Tot het moment waarop dat is gebeurd, treedt een - directeur als voorzitter op, dan wei, indien geen directeur ter vergadering  aanwezig is, de in leeftijd oudste ter vergadering aanwezige persoon. De voorzitter van de vergadering wijst voor de vergadering een notulist aan. - Notulen en aantekening van aandeelhoudersbesluiten Van het verhandelde in een algemene vergadering worden notulen gehouden-door de notulist van de vergadering. De notulen worden vastgesteld door de voorzitter en de notulist van de vergadering en ten blijke daarvan door hen - ondertekend.De directie maakt aantekening van aile door de algemene vergadering  genomen besluiten. lndien de directie niet ter vergadering is vertegenwoordigd, wordt door of namens de voorzitter van de vergadering een afschrift van de- genomen besluiten zo spoedig mogelijk na de vergadering aan de directie - verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de vergadergerechtigden. Aan ieder van hen wordt desgevraagd een - afschrift van of uittreksel uit de aantekeningen verstrekt. Besluitvorming Elk aandeel geeft recht op een stem. Voor zover de wet of deze statuten geen grotere meerderheid voorschrijven, - worden aile besluiten van de algemene vergadering genomen met meer dan de helft van de uitgebrachte stemmen. Staken de stemmen, dan is het voorstel verworpen. lndien de door de wet of deze statuten gegeven voorschriften voor het  oproepen en houden van algemene vergaderingen niet in acht zijn genomen, - kunnen ter vergadering aileen geldige besluiten door de algemene vergadering worden genomen, indien aile vergadergerechtigden ermee hebben ingestemd dat besluitvorming plaatsvindt en de directeuren voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld advies uit te brengen. Voor aandelen die toebehoren aan de vennootschap of een  dochtermaatschappij en voor aandelen waarvan de vennootschap of een - dochtermaatschappij de certificaten houdt, kan in de algemene vergadering - geen stem worden uitgebracht. Pandhouders en vruchtgebruikers van  aandelen die aan de vennootschap of een dochtermaatschappij toebehoren, - 20.2 20.3 20.4 21. 21.1 21.2 22. 22.1 22.2 23. 23.1 23.2 23.3 23.4 23.5

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zijn evenwel niet van het stemrecht uitgesloten, indien het pandrecht of vruchtgebruik was gevestigd voordat het aandeel aan de vennootschap of die dochtermaatschappij toebehoorde. De vennootschap of een dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een pandrecht of een recht van vruchtgebruik heeft.

24. Besluitvorming buiten vergadering

24.1 Besluitvorming van aandeelhouders kan op andere wijze dan in een vergadering geschieden, mits alle vergadergerechtigden schriftelijk met deze wijze van besluitvorming hebben ingestemd. De stemmen worden schriftelijk uitgebracht. De directeuren worden voorafgaand aan de besluitvorming in de gelegenheid gesteld om advies uit te brengen.

24.2 Voor de toepassing van artikel 24.1 wordt aan het vereiste van schriftelijkheid van de stemmen tevens voldaan indien het besluit onder vermelding van de wijze waarop ieder stemt schriftelijk of elektronisch is vastgelegd en door alle vergadergerechtigden is ondertekend.

24.3 De directie maakt zodra zij van het besluit kennis heeft genomen, daarvan aantekening en voegt deze bij de aantekeningen bedoeld in artikel 22.2.

25. Statutenwijziging

De algemene vergadering is bevoegd deze statuten te wijzigen. Wanneer in een algemene vergadering een voorstel tot statutenwijziging wordt gedaan, moet zulks steeds bij de oproeping tot de vergadering worden vermeld. Tegelijkertijd moet een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor de vergadergerechtigden tot de afloop van de vergadering.

26. Ontbinding en vereffening

26.1 De vennootschap kan worden ontbonden door een daartoe strekkend besluit van de algemene vergadering. Wanneer in een algemene vergadering een voorstel tot ontbinding van de vennootschap wordt gedaan, moet dat bij de oproeping tot de vergadering worden vermeld.

26.2 In geval van ontbinding van de vennootschap krachtens besluit van de algemene vergadering worden de directeuren vereffenaars van het vermogen van de ontbonden vennootschap. De algemene vergadering kan besluiten andere personen tot vereffenaars te benoemen.

26.3 Gedurende de vereffening blijven de bepalingen van deze statuten zo veel mogelijk van kracht.

26.4 Hetgeen na voldoening van de schulden van de ontbonden vennootschap is overgebleven, wordt overgedragen aan de aandeelhouders, naar evenredigheid van het gezamenlijke nominale bedrag van ieders aandelen.

Slotverklaring

Ten slotte verklaarde de comparant nog het volgende:

(i) onmiddellijk voorafgaande aan het verlijden van deze akte van statutenwijziging waren directeur A van de vennootschap:

(a) **Francois Leblanc**, geboren in Pointe-Claire, Canada, op twaalf januari negentien honderd vier en zeventig, wonende te Calle El Drago, no. 7, Urbanizacion Bandama, Santa-Brigida, Gran Canaria, Spanje; en

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(b) **Mikhail Ugodnikov**, geboren in Omsk, Sovjet-Unie, op drie en twintig september negentien honderd zes en zeventig, wonende te Malaya Yushunskaya 3-283, 117303 Moskou, Russische Federatie.

(ii) onmiddellijk voorafgaande aan het verlijden van deze akte van statutenwijziging waren directeur B van de vennootschap:

(a) **Peter Dekker**, geboren te 's-Gravenhage, Nederland, op vier oktober negentien honderd acht en veertig, wonende te Willem van Beuningenlaan 6, 5261 NG Vught, Nederland; en

(b) **Mauro Fampa Ostwald**, geboren te Rio de Janeiro, Brazilië, op zeven en twintig juli negentien honderd één en zeventig, wonende te Noordeinde 157, 2514 GG 's-Gravenhage, Nederland.

Met het verlijden van deze akte van statutenwijziging, zullen de statuten niet meer voorzien in een onderscheid tussen directeuren A en directeuren B en zullen Francois Leblanc, Mikhail Ugodnikov, Peter Dekker en Mauro Fampa Ostwald, voornoemd, ieder de statutair bepaalde functietitel 'directeur' hebben.

Slot

De comparant is mij, notaris, bekend.
Deze akte is verleden te Rotterdam op de datum aan het begin van deze akte vermeld.
De zakelijke inhoud van deze akte is aan de comparant opgegeven en toegelicht.
De comparant heeft verklaard op volledige voorlezing van de akte geen prijs te stellen, tijdig voor het verlijden van de inhoud daarvan te hebben kennisgenomen en met de inhoud in te stemmen.
Onmiddellijk na beperkte voorlezing is deze akte eerst door de comparant en daarna door mij, notaris, ondertekend.
(volgt ondertekening)

UITGEGEVEN VOOR AFSCHRIFT

mr. G.C. van ECK * NOTARIS TE ROTTERDAM *

1/11 18103196 LOY ENS LOEFF GvE/HV/5146325 40056067 NOTE ABOUT TRANSLATION: This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. AMENDMENT OF THE ARTICLES OF ASSOCIATION (Red Back Mining B.V.) This twenty-fourth day of March two thousand fifteen, there appeared before me, Gerard Cornelis van Eck, civil law notary at Rotterdam: Helene Barbara Maria Verhoeven, born in Tilburg, the Netherlands, on the fifteenth day of August nineteen hundred and seventy-five, employed at Blaak 31, 3011 GA Rotterdam, the Netherlands. The person appearing declared the following: on the twelfth day of March two thousand fifteen the general meeting of shareholders of Red Back Mining B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetein Amsterdam, the Netherlands and its registered office address at Zuid-Hollandlaan 7, 2596 AL The Hague, the Netherlands, registered with the Dutch trade register under number 34107768 (Company), resolved to amend and completely readopt the Articles of Association of the Company, as well as to authorize the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of the shareholder's resolution attached to this deed (Annex). The Articles of Association of the Company have last been amended by a deed, executed on the twenty-seventh day of September two thousand seven before P.G. van Druten, civil law notary officiating in Amsterdam, with respect to which a ministerial Statement of No Objections was granted on the twenty-first day of September two thousand seven, under number B.V. 1003768. In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended and completely readopted as follows.

2/11 18103196 LOY ENS LOEFF ARTICLES OF ASSOCIATION: 1. 1.1 Definitions In these Articles of Association the following words shall have the following meanings: Share: a share in the capital of the Company; Shareholder: a holder of one or more Shares; General Meeting: the body of the Company consisting of Shareholders entitled to vote and usufructuaries and pledgees with voting rights, or a meeting of Persons with Meeting Right (as the case may be); Inability: inability (belet) as referred to in Section 2:244 subsection 4 of the Dutch Civil Code, including the event that the relevant person claims inability for a certain period of time in writing; Management Board: the management board of the Company; Transferees: has the meaning assigned thereto in Article 9.4; in writing: by letter, telecopier, e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established; Company Body: the Management Board or the General Meeting; Persons with Meeting Right: a Shareholder and any usufructuary or pledgee with voting rights in respect of one or more Shares and/or Meeting Right; Meeting Right: the right to attend the General Meeting and to address the meeting in person or through a representative authorized in writing, and the other rights designated by law to holders of depositary receipts of shares to which Meeting Right is attached; Transferor: has the meaning assigned thereto in Article 9.2. References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent. Name and Official Seat The Company's name is: Red Back Mining B.V. The official seat of the Company is in Amsterdam, the Netherlands. Objects 1.2 2. 2.1 2.2 3. The objects of the Company are: (a) to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies; to finance businesses and companies; to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities; to render advice and services to businesses and companies with which the Company forms a group and to third parties; to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, group companies and/or third parties; to acquire, alienate, manage and exploit registered property and items of property in general; (b) (c) (d) (e) (f)

3/11 18103196 LOEFF LOY ENS (g) (h) to trade in currencies, securities and items of property in general; to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights; to perform any and all activities of an industrial, financial or commercial nature, (i) and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense. 4. 4.1 4.2 5. Capital The nominal value of each Share equals to one euro (EUR 1). All Shares shall be registered. No share certificates shall be issued. Register The Management Board shall keep a register with the names and addresses of all Shareholders, pledgees and usufructuaries to whom Meeting Right has been granted. 6. 6.1 Issuance of Shares Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to the Management Board and may also revoke such transfer. A resolution to issue Shares shall stipulate the issue price and the other conditions. Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the limitations prescribed by law and subject to Article 6.4. Prior to each issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares. The provisions of this Article 6 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted. The issue of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties. The full nominal value of each Share must be paid in upon issuance. Own Shares and Reduction of the Issued Capital Fully paid in Shares or Depositary Receipts shall be acquired pursuant to a resolution of the Management Board, in addition to which a resolution to acquire Shares or Depositary Receipts on payment shall be subject to approval of the General Meeting. The General Meeting may resolve to reduce the Company's issued capital. Transfer of Shares The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties. Unless the Company itself is party to the legal act, the rights attributable to any Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law. Blocking Clause (approval General Meeting) 6.2 6.3 6.4 6.5 6.6 6.7 7. 7.1 7.2 8. 8.1 8.2 9.

4/11 18103196 LOEFF LOY ENS 9.1 A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all Shareholders have approved the contemplated transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder. A Shareholder wishing to transfer one or more of his Shares (Transferor) shall require the approval of the General Meeting for such transfer. The request for approval shall be made by the Transferor by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Transferor wishes to transfer such Shares. The Management Board shall be obliged to convene and to hold a General Meeting to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation. The Transferor may transfer the total number of Shares to which the request relates, and not part thereof, to the person or persons named in the request within a period of three months after the General Meeting granted the approval requested. If: 9.2 9.3 9.4 (a) the General Meeting does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the Management Board; or the approval has been refused without the General Meeting having informed the Transferor, at the same time as the refusal, of one or more transferees that wish to purchase all the Shares to which the request for approval relates for payment in cash (Transferees), (b) the approval requested shall be considered to have been granted, in the event mentioned under (a), on the final day of the six week period mentioned under (a). The Shares to which the request for approval relates can be purchased by the Transferees at a price to be mutually agreed between the Transferor and the Transferees or by one or more experts jointly appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be determined by three independent experts, one to be appointed by the Transferor, one to be appointed by the Transferee or Transferees and the third one to be jointly appointed by the experts thus appointed. The appointed experts shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to them determining the price. Within one month of the price being determined, the Transferees must give notice to the Management Board of the number of Shares to which the request for approval relates they wish to purchase. A Transferee who fails to submit notice within said term shall no longer be regarded as a Transferee. Once the notice mentioned in the preceding sentence has been given, a Transferee can only withdraw with the consent of the other Transferees. 9.5 9.6

5/11 18103196 LOEFF LOY ENS 9.7 The Transferor may withdraw within one month after the day of being informed to which Transferee or Transferees all the Shares to which the request for approval relates can be sold and at what price. The Transferor is obliged to cooperate with the transfer of the Shares within two weeks after lapse of that term. If the Transferor does not withdraw timely, and does not meet his obligation to transfer within the said term, the Company shall be irrevocably authorized to transfer the Shares to the Transferee or Transferees. If the Management Board proceeds with such transfer, it shall immediately give notice thereof to the Shareholder concerned. If the Company effectuates the transfer, the Company is entitled to accept the purchase price on behalf of the party entitled thereto, under the obligation to forward the purchase price to such party, after deduction of the expenses chargeable to him, as soon as possible but at the latest ten (10) business days after receipt of the bank account number designated by such party for this purpose. All notifications and notices referred to in this Article 9 shall be made by certified mail or against acknowledgement of receipt. The convocation of the General Meeting shall be made in accordance with the provisions of these Articles of Association. All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by: 9.8 9.9 (a) (b) the Transferor if he withdraws; the Transferor for one half and the buyers for the other half, provided that if the Shares are purchased by one or more Transferees, each buyer shall contribute to such costs in proportion to the number of Shares purchased by that buyer; the Company, in cases not provided for under (a) or (b). (c) 9.10 The preceding provisions of this Article 9 shall apply by analogy to rights to subscribe for Shares and rights of pre-emption. Pledge and Usufruct The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares. The voting rights attributable to a Share may be assigned to the pledgee or the usufructuary with the approval of the General Meeting and otherwise with due observance of the provisions of the law. Any pledgee or usufructuary with voting rights on Shares shall also have Meeting Right. Meeting Right may also be granted to the pledgee or usufructuary without voting rights on Shares with the approval of the General Meeting and otherwise with due observance of the provisions of the law. Management Board Members The Management Board shall consist of one or more members. Both individuals and legal entities can be Management Board members. Management Board members are appointed by the General Meeting. A Management Board member may be suspended or dismissed by the General Meeting at any time. The authority to establish a remuneration and other conditions of employment 10. 10.1 10.2 10.3 11. 11.1 11.2 11.3 11.4

6/11 18103196 LOEFF LOY ENS for Management Board members is vested in the General Meeting. Duties and Decision-making of the Management Board The Management Board shall be entrusted with the management of the Company. In performing their duties the Management Board members shall act in accordance with the interests of the Company and the enterprise connected with it. All resolutions of the Management Board shall be adopted by unanimity of the votes cast at a meeting in which at least a majority of the Management Board members is present or represented. Each Management Board member may at least cast one vote in the Management Board. Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions. The Management Board may establish further rules regarding its decision making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The General Meeting may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval. A Management Board member shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Management Board member and the Company and the enterprise connected with it. If there is such personal conflict of interest in respect of all Management Board members, the preceding sentence does not apply and the Management Board shall maintain its authority, without prejudice to the provisions of Article 13.2. Approval of Management Board Resolutions The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified. A resolution of the Management Board with respect to a matter involving a direct or indirect personal conflict of interest between one or more Management Board members and the Company and the enterprise connected with it shall be subject to the approval of the General Meeting. The Management Board may enter into the legal acts referred in Section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting. The absence of approval by the General Meeting of a resolution as referred to in this Article 14 shall not affect the authority of the Management Board or its members to represent the Company. Representation The Company shall be represented by the Management Board. If the Management Board consists of two or more members, any two members of the Management Board acting jointly shall also be authorized to represent the 12. 12.1 12.2 12.3 12.4 12.5 12.6 13. 13.1 13.2 13.3 13.4 14. 14.1

7/11 18103196 LOEFF LOY ENS Company. 14.2 The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer's title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company. 15. Vacancy or Inability of the Management Board Members If a seat is vacant on the Management Board (ontstentenis) or upon the Inability of a Management Board member, the remaining Management Board members shall be temporarily entrusted with the management of the Company, provided that at least two members of the Management Board are in office and able to perform their duties. If all seats are vacant on the Management Board or upon the Inability of all Management Board members, or if less than two members of the Management Board are in office and able to perform their duties, or upon the Inability of the sole member of the Management Board, the management of the Company shall be temporarily entrusted to the person designated for that purpose by the General Meeting. 16. 16.1 16.2 Financial Year and Annual Accounts The Company's financial year shall be the calendar year. Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company's office. Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 7 or Section 2:403 of the Dutch Civil Code applies to the Company. The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes. The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given. The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting. The General Meeting shall adopt the annual accounts. Signing of the annual accounts by the Management Board members does not constitute as adoption by the General Meeting, not even when each Shareholder is also a Management Board member. The General Meeting may grant full or limited discharge to the Management Board members for the management pursued. Profits and Distributions The allocation of profits accrued in a financial year shall be determined by the General Meeting. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of 16.3 16.4 16.5 16.6 16.7 16.8 17. 17.1

8/11 18103196 LOY ENS LOEFF the annual accounts, the profits will be reserved. The General Meeting has the authority to make distributions. If the Company is required by law to maintain reserves, this authority only applies to the extent that the equity exceeds these reserves. No resolution of the General Meeting to distribute shall have effect without the consent of the Management Board. The Management Board may withhold such consent only if it knows or reasonably should expect that after the distribution, the Company will be unable to continue the payment of its due debts. General Meetings At least one General Meeting, the annual General Meeting, shall be held or at least once a decision shall be made in accordance with Article 24 during each financial year. Other General Meetings shall be held as often as the Management Board deems such necessary. One or more Persons with Meeting Right representing individually or jointly at least one per cent (1%) of the Company's issued capital may request the Management Board in writing to convene a General Meeting, stating specifically the subjects to be discussed. If the Management Board has not taken the necessary measures so that the meeting can be held within four weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves. Notice and Venue of Meetings Notice of General Meetings shall be given by the Management Board. Notice of General Meetings may also be given by persons to whom voting rights to Shares accrue, representing in the aggregate at least half of the Company's issued capital. Notice of the meeting shall be given at least eight days before the day of the meeting. The notice of the meeting shall specify the subjects to be discussed. A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Persons with Meeting Right who individually or jointly represent at least one per cent (1%) of the Company's issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig be!ang) of the Company dictates otherwise. The notice of the meeting shall be sent by letters to the addresses of the Persons with Meeting Right, shown in the register referred to in Article 5. Persons with Meeting Right may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by them for this purpose to the Company. General Meetings are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings may also be held elsewhere, provided that all Persons with Meeting Right have consented to the place of the meeting and prior to the decision-making process, the Management Board members have been given the opportunity to render 17.2 18. 18.1 18.2 18.3 19. 19.1 19.2 19.3 19.4 19.5 19.6

LOY ENS advice. Admittance and Meeting Right Each Person with Meeting Right shall be entitled to attend any General Meeting, to address that meeting and, if the voting rights accrue to him, to exercise his voting rights. Persons with Meeting Right may be represented in a General meeting by a proxy authorized in writing. At a meeting, each Person with Meeting Right or his representative must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting. The Management Board members shall have the right to give advice in the General Meetings. The chairperson of the meeting shall decide on the admittance of other persons to the meeting. Chairperson and Secretary of the Meeting The chairperson of a General Meeting shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson. The chairperson of the meeting shall appoint a secretary for the meeting. Minutes and Recording of Shareholders' Resolutions The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them. The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting or the chairperson's representative shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company's office for inspection by the Persons with Meeting Right. Each of them shall be provided with a copy of or an extract from the records upon request. Resolutions Each Share confers the right to cast one vote. To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast. If there is a tie in voting, the proposal shall be deemed to have been rejected. If the formalities for convening and holding of General Meetings, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions by the General Meeting may only be adopted in a meeting if all Persons with Meeting Right have consented to the decision-making process taking place and prior to the decision-making process, Management Board members have been given the opportunity to render advice. No voting rights may be exercised in the General Meeting for any Share held by 20. 20.1 20.2 20.3 20.4 21. 21.1 21.2 22. 22.1 22.2 23. 23.1 23.2 23.3 23.4 23.5

10/11 18103196 LOEFF LOY ENS the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct. Resolutions without holding Meetings Shareholders resolutions may also be adopted in a manner other than at a meeting, provided that all Persons with Meeting Right have given consent to such decision-making process in writing. The votes shall be cast in writing. Prior to the adoption of resolutions, Management Board members shall be given the opportunity to render advice. For the purposes of Article 24.1 the requirement of votes to be cast in writing shall also be met in case the resolution is recorded in writing or electronically, indicating the manner in which each vote is cast and such resolution is signed by all Persons with Meeting Right. As soon as the Management Board is acquainted with the resolution, it shall keep record thereof and add such record to those referred to in Article 22.2. Amendment of the Articles of Association 24. 24.1 24.2 24.3 25. The General Meeting may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting, this must be stated in the notice of such meeting. Simultaneously, a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company's office for inspection by the Persons with Meeting Right, until the end of the meeting. 26. 26.1 Dissolution and Liquidation The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made at a General Meeting this must be stated in the notice of such meeting. If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board members shall become liquidators of the dissolved Company's property. The General Meeting may decide to appoint other persons as liquidators. During liquidation, to the extent possible the provisions of these Articles of Association shall continue to apply. The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each. 26.2 26.3 26.4 Final declarations Finally, the person appearing declared the following: (i) Immediately prior to the execution of this deed of amendment to the articles of association the following persons acted as director A of the Company: (a) Francois Leblanc, born in Pointe-Claire, Canada, on the twelfth day of January nineteen hundred seventy-four, residing at Calle El Drago, no. 7,

11/11 18103196 LOY ENS LOEFF Urbanizacion Bandama, Santa-Brigida, Gran Canaria, Spain; and Mikhail Ugodnikov, born in Omsk, Sovjet-Union, on the twenty-third day of September nineteen hundred seventy-six, residing at Malaya Yushunskaya 3-283, 117303 Moscow, Russian Federation. (b) (ii) Immediately prior to the execution of this deed of amendment to the articles of association the following persons acted as director 8 of the Company: (a) Peter Dekker, born in 's-Gravenhage, the Netherlands, on the fourth day of October nineteen hundred fourty-eight, residing at Willem van Beuningenlaan 6, 5261 NG Vught, the Netherlands; and Mauro Fampa Ostwald, born in Rio de Janeiro, Brazil, on the twenty seventh day of July nineteen hundred seventy-one, residing at Noordeinde 157, 2514 GG 's-Gravenhage, the Netherlands. (b) Through and with the execution of this deed of amendment to the articles of association, the articles of association will no longer provide for a distinction between directors A and directors 8 and Francois Leblanc, Mikhail Ugodnikov, Peter Dekker en Mauro Fampa Ostwald, aforementioned, will bear the title of 'director'. End The person appearing is known to me, civil law notary. This deed was executed in Rotterdam on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.